Obtaining Control of Credit Suisse Commodity Access Strategy Fund A

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 39.05% and Pershing owned 11,912 shares of the Fund, which represented 46.52% of the Fund. As of October 31, 2014, Shareholder owned 10,000 shares of the Fund, which represented 32.61% of the outstanding shares of the Fund, and Pershing owned 16,780 shares of the Fund, which represented 54.72% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity Access Strategy Fund C

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 75.53% of the Fund, and Pershing owned less than 25% of the Fund. As of October 31, 2014, Shareholder owned 10,000 shares of the Fund, which represented 36.85% of the outstanding shares and Pershing owned 16,088 shares of the Fund which represented 59.29% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity Access Strategy Fund I

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 2,495,957 shares of the Fund, which represented 99.86% of the Fund. As of October 31, 2014, Shareholder owned 5,684,055 shares of the Fund, which represented 96.73% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund. Obtaining Control of Credit Suisse Managed Futures Strategy Fund A